Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the DWS Large Cap Value Fund, DWS Strategic Value Fund, DWS Dreman Mid Cap Value Fund and DWS Dreman Small Cap Value Fund’s (the “Funds”) Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Funds’ Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 59 to the Registration Statement (Form N-1A, No. 33-18477) of our report dated January 21, 2011, on the financial statements and financial highlights of the DWS Large Cap Value Fund, DWS Strategic Value Fund, DWS Dreman Mid Cap Value Fund, and DWS Dreman Small Cap Value Fund, included in the Funds’ Annual Report dated November 30, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 23, 2011